Exhibit 16.1

March 22, 2006

Office of the Chief Accountant
Securities and Exchange Commission
100F street, N.E.
Washington, D.C. 20549

Gentlemen:

We have read Item 4.02 included in the Form 8-K dated March 22, 2006 of WPCS International Incorporated (Commission file No. 0-26277) filed with the Securities and Exchange Commission and are in agreement with the statements contained therein as they relate to our firm.

/s/ J.H. Cohn LLP J.H. Cohn LLP